Exhibit 3.1

SENIOR HOUSING PROPERTIES TRUST

ARTICLES OF AMENDMENT

Senior Housing Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Amended and Restated Declaration of Trust of the Trust, as amended (the “Declaration of Trust”), is hereby amended by replacing the language of Section 5.2.2 of Article V with the following:

The terms of the Trustees shall be determined as follows: (i) at the annual meeting of shareholders of the Trust that is held in calendar year 2014 (the “2014 Annual Meeting”), the Trustee whose term expires at the 2014 Annual Meeting (or such Trustee’s successor) shall be elected to hold office for a three-year term expiring at the annual meeting of shareholders of the Trust that is held in calendar year 2017 (the “2017 Annual Meeting”); (ii) at the annual meeting of shareholders of the Trust that is held in calendar year 2015 (the “2015 Annual Meeting”), the Trustees whose terms expire at the 2015 Annual Meeting (or such Trustees’ successors) shall be elected to hold office for a one-year term expiring at the annual meeting of shareholders of the Trust that is held in calendar year 2016 (the “2016 Annual Meeting”); (iii) at the 2016 Annual Meeting, the Trustees whose terms expire at the 2016 Annual Meeting (or such Trustees’ successors) shall be elected to hold office for a one-year term expiring at the 2017 Annual Meeting; and (iv) at the 2017 Annual Meeting, and at each annual meeting of shareholders of the Trust thereafter, all Trustees shall be elected to hold office for a one-year term expiring at the next annual meeting of shareholders following his or her election.  For the avoidance of doubt, each Trustee elected or appointed to the Board of Trustees to serve a term that commenced before the 2015 Annual Meeting (an “Existing Trustee”), and each Trustee elected or appointed to the Board of Trustees to fill a vacancy resulting from the death, resignation or removal of an Existing Trustee, shall serve for the full term to which the Existing Trustee was elected or appointed.

SECOND: The foregoing amendment to the Declaration of Trust was advised by the Board of Trustees of the Trust and approved by the shareholders of Trust as required by law.

THIRD: The undersigned President and Chief Operating Officer acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Operating Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Operating Officer and attested by its Secretary on this 5th day of June, 2014.

ATTEST:	SENIOR HOUSING PROPERTIES TRUST

/s/ Jennifer B. Clark	By:	/s/ David J. Hegarty	(SEAL)
Jennifer B. Clark		David J. Hegarty
Secretary		President and Chief Operating Officer